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                                                                   EXHIBIT 10.8

                              [KNOWLES LETTERHEAD]


December 29, 1999
Mr. James F. Brace
516 South Park Avenue
Hinsdale, Illinois 60521

Dear Jim:

The following letter is a revised offer of employment incorporating the modifications that you and John have discussed.

I am very pleased to offer you the position of Vice President & Chief Financial Officer (CFO) of Knowles Electronics, LLC, reporting to Mr. John J. Zei. As communicated in our December 22, 1999 letter, upon John's appointment as CEO on or before June 30th, 2000, he can reevaluate your title, along with the other senior executives to determine if a change is appropriate.

In this position, your annual salary would be $225,000 and future salary increases would be based upon your performance and Company compensation guidelines. In addition, you will be eligible for participation in our Management Incentive Plan (MIP), with a target payout of 25% of your annual base salary, based on successful attainment of certain financial objectives. The plan year begins January 1, 2000 through December 31, 2000. The payout will be prorated based upon the number of full months worked during the plan year.

Furthermore, beginning January 1, 2000 you will be eligible for participation in our Long Term Incentive Plan (LTIP), a multi year incentive program designed for our key executives. Calendar year 2000 expected target payout is $90,000, based on successful attainment of certain financial objectives. For calendar year 2000, we will guarantee a minimum payment of 50% of expected target payout ($45,000), provided that you are actively employed with us though December 31, 2000. You will be eligible for 80% of the target payout, based upon successful attaintment of the "Revised Plan". Finally, you will be eligible for 100% of the target payout, based upon successful attainment of the "Finalized Strategic Plan" (incorporating proposed restructuring initiatives) to be agreed upon over the next six months.

Jim, you will have an opportunity to purchase a total of $325,000 Common Stock of the Company, $200,000 will be immediately available for purchase upon your hire date, with $100,000, eligible for purchase sometime in 2001 and the remaining $25,000 eligible for purchase sometime in 2002. You will receive an Executive Stock Purchase Agreement that will outline the stipulations of the above investment and will also incorporate the severance

                                                  [KNOWLES LOGO]

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stipulations outlined in our December 22, 1999 letter (6 months salary and benefits continuation in the event your employment is terminated by the Company without cause).

As an Executive of the Company, you will be eligible for participation in our Executive Benefits Plan, as outlined in our SUMMARY OF BENEFITS. For the vacation year beginning July 1, 2000, you will be eligible for four weeks vacation through June 30, 2001.

Jim, we are anxiously awaiting your acceptance of our offer and are targeting February 1, (sooner if possible) as your start date.

If the foregoing is acceptable to you, please sign below and MAIL a copy to my attention.

Sincerely,

/s/ REG G. GARRATT
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Reg G. Garratt
Chairman and CEO


/s/ JAMES F. BRACE    12/30/99
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James F. Brace        Date



cc: John Zei
    Ray Cabrera